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                                              Company contact:
July 29, 1999                                 Chester J. Popkowski (Chet)
                                              Vice President, Treasurer
                                              (404) 853-1405
                                              Web site:  www.nationalservice.com


                                       NSI

                         COMPLETES MERGER WITH HOLOPHANE

         Atlanta, GA -- National Service Industries (NYSE: NSI) today announced that it has completed its acquisition of Holophane Corporation. Holophane has been merged with a wholly owned subsidiary of NSI, and each share of common stock of Holophane not previously purchased in NSI's tender offer, which expired on July 23, 1999, has been (unless otherwise provided for) converted into the right to receive $38.50 in cash.

         Certain information contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Factors that could cause results to differ are set forth in the
Schedule 14D-1 filed by NSI with the Securities and Exchange Commission on June 25, 1999.

                                      * * *

         National Service Industries, Inc., with fiscal year 1998 sales of $2.0 billion, has four business segments -- lighting equipment, chemicals, textile rental, and envelopes. NSI has reported increased income and earnings per share in 35 of the last 37 years. Dividends have been increased for 37 consecutive years and paid for the past 63 years without a decrease.